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Exhibit 99.2

          Streamedia and Sibintek Agree to Worldwide Strategic Alliance

NEW YORK & MOSCOW--(BUSINESS WIRE)--Jan. 24, 2001--The new Streamedia Communications Worldwide (TM) (NASDAQ: SMIL, SMILW; BOS: STA, STAW), New York (www.streamedia.net) and Los Angeles (www.bijoucafe.com), a dynamic U.S.-based streaming media services company and global broadband technology provider for rich media content, and Siberian Internet Company (Sibintek), Moscow (www.sibintek.ru/english/default.stm), a division of Yukos Oil Co. and the leading IT solutions and technology applications services company in Russia, with approximately 1,000 employees in 9 offices, have agreed to form a global strategic partnership for the provision of IT services and broadband solutions.

Mr. Henry Siegel, President and CEO of Streamedia, stated, "This alliance will provide Streamedia and its growing list of subsidiary companies and edge within the industry by encompassing a truly global outlook as we become the international model for streaming media services and technology provider. The division created by the unification of the two companies will be identified as Streamedia-Sibintek in the United States. This alliance will provide Streamedia and its clients with highly competitive technology and coding capabilities, in a modern, well-managed and quality-conscious environment.

"During our visits to Sibintek, we were looking for a solution which allows us to utilize the Russian Internet technologists that are known worldwide for their advanced technological capabilities in an environment that meets our high standards for quality," said Gayle Essary, Streamedia Chairman.

"The Sibinitek corporate environment is one that fosters innovation as well as advancement that is unencumbered by communication barriers. It is an asset that the entire technology staff is located on the premises allowing unparalleled quality of service both in terms of timeliness and significantly reduced costs" continued Essary

"This alliance will indeed give us a strong international back-end capability to serve multi-national clients. Sibintek is the largest Internet solutions provider in Russia and has an unparalleled worldwide reputation in the global corporate community" concluded Essary.

Sibintek, whose clients include Yukos Oil, Intertek, DvDarena, UTSTravel, Intergrad and iCommerce.ru, will have the benefit of a strong multinational streaming and webcasting solutions consulting and implementation capabilities from Streamedia and from its partner companies in Europe and Asia.

Igor V. Vasiliadis, First VP and CEO of Sibintek, stated, "Streamedia is rapidly becoming one of the world's leading broadband services providers, and will become an important partner to us in Russia as multinational corporations with offices in Moscow need streaming, design, hosting, webcasting and broadband distribution and international

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connectivity. Broadband demand is starting in the corporate community, and the
Streamedia-Sibintek Broadband Technology Services division is now poised to serve that demand."

Vasiliadis noted that the agreement comes at a time when Sibintek is focusing on offshore programming as the company's top business priority. "Having a presence in New York dramatically broadens our trans-Atlantic visibility," he said.

As part of the agreement, Streamedia will provide offices for Sibintek in New York City at 40 W. 54, and Sibintek will provide offices for Streamedia in Moscow at 5, Zagorodnoe shosse.

ABOUT STREAMEDIA
Streamedia Communications, Inc. (TM) (NASDAQ: SMIL, SMILW; BOS: STA, STAW), located at www.streamedia.net, is a dynamic broadband services company that redefines how businesses communicate utilizing the power of the Internet and streaming media. As part of its overall streaming solution, Streamedia conceptualizes and designs its clients' IT infrastructure to optimize their streaming strategy as well as provide web design, application development, third-party technology integration, encoding and hosting services.

The Company has signed an L.O.I. to acquire a strategic interest in Nomad Media Corp., A.G., Zurich (www.nomad.ch), a leading European webcast provider, with a warrant to acquire the entire company, and its just-announced acquisition of eLeaders, Inc. (www.eleaders.com), provides the company with high-speed connectivity services for its more than 800 corporate customers. Its Eons Ahead web design division, acquired earlier in 1999, features a team of skilled and internationally-acclaimed, award-winning design technicians with specialties in audio, video and flash animation site integration. Additionally, the acquisition of the celebrated Bijou Cafe (www.bijoucafe.com), touted as a world-class showcase for independent films, has advanced Streamedia.Net's presence in the critical online, and offline, film distribution industry.

Streamedia has been referenced by U.S. Bancorp Piper Jaffray, whose analysts concluded that "streaming media is the next macro growth driver on the Internet
 ... the Internet of tomorrow (two to five years) will resemble television of today in terms of audio and video quality, while enabling users to control the media viewing experience." The research report is located at: http://www.gotoanalysts.com/piperpublic/goto/feature_streamingmedia.asp.

ABOUT SIBINTEK:
Siberian Internet Company (www.sibintek.ru/english/default.stm), provides design, development and implementation of software and Internet solutions, as well as Internet and intranet technologies applications for leading Russian and international corporations. A division of Yukos Oil Co. (www.yukos.com), Sibintek has 9 offices in Russia and more than 1,000 employees. It has completed more than 100 projects for clients and websites such as www.intertek.ru, www.dvdarena.ru, www.utstravel.ru, www.intergrad.ru and www.icommerce.ru.

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SAFE HARBOR STATEMENT
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; react to quarterly fluctuations in results; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks.

These risks are and will be detailed, from time to time, in Streamedia's Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 1999 and subsequent Forms 10-QSB, 10-KSB, and 8-K . Actual results may differ materially from management's expectations.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT: Streamedia Contact: Sibintek Contact:

Cynthia DeMonte Michael Buch

DeMonte Associates Level 2 Consulting

212-473-3700 +7095-954-61-42
cdemonte@demonte.com Buchmg@level2.ru